Exhibit 4.3

EXECUTION VERSION

CONVERTIBLE NOTE PURCHASE AND SECURITY AGREEMENT

This Convertible Note Purchase and Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of August 11, 2017 (the “ Effective Date”) by and among Kodiak Sciences Inc., a Delaware corporation (the “Company”), the Guarantors from time to time party hereto, the purchasers from time to time party hereto (each a “Purchaser” and collectively, the “Purchasers”) and Baker Bros. Advisors LP, as agent and collateral agent for the Purchasers (in such capacity, the “Designated Agent”).

RECITALS

WHEREAS, the Purchasers are willing, pursuant to the terms and conditions of this Agreement, to purchase (the “Note Purchase”) from the Company convertible senior secured promissory notes in the form attached as Exhibit A (each as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Notes”) in an aggregate principal amount equal to Ten Million Dollars ($10,000,000) (the “Note Purchase Amount”) which Note Purchases are, and are deemed to be, part of a single loan issued pursuant to this Agreement;

WHEREAS, each Purchaser owns securities of the Company, and each Purchaser shall be entitled at any time after the Target Financing Date (as defined below) to convert such Purchaser’s Notes into newly issued, fully paid and non-assessable shares of the Series B Preferred Stock, par value $0.0001 per share, of the Company (the “Class B Shares”) at a price per share equal to $ 5.00 (as it may be adjusted from time to time pursuant to Section 5.6, the “Conversion Price”) on the terms and subject to the conditions set forth herein; and

WHEREAS, the Notes are subject to conversion into Equity Interests of the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. DEFINITIONS.

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Account Control Agreement” has the meaning set forth in Section 4.10.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, no Purchaser shall be deemed an Affiliate of any Loan Party.

“Approved Financing” means a preferred stock financing of the Company, with the principal purpose of raising capital, and having aggregate cash proceeds of at least $17,500,000 and less than $25,000,000, including the Outstanding Balance of the Notes and all accrued but unpaid and uncapitalized interest thereon.

“Change of Control” means an event or series of events (i) by which the Company’s shareholders as of the Effective Date shall cease to beneficially own and control at least 50.1% on a fully diluted basis of the economic and voting interests in the capital stock of the Company; (ii) by which any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder) shall beneficially own and control 50.1% or more on a fully diluted basis of the economic and voting interests in the capital stock of the Company or (iii) which constitutes a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event (as defined in the Company’s certificate of incorporation).

“Class B Shares” has the meaning set forth in the recitals hereto.

“Class B Share Warrants ” means warrants exercisable for an aggregate of 500,000 of the Class B Shares, in substantially the form attached hereto as Exhibit B, with an exercise price of $0.01 per share.

“Collateral” has the meaning set forth in Section 4.1.

“Collateral Documents” means, collectively, this Agreement, the Intellectual Property Security Agreements, and each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Designated Agent pursuant to Section 4, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Designated Agent for the benefit of the Purchasers to secure the Secured Obligations.

“Common Stock” means the Common Stock of the Company, par value $0.0001 per share.

“Company” has the meaning set forth in the preamble hereto.

“Conversion Price” has the meaning set forth in the recitals hereto.

“Designated Agent” has the meaning set forth in the preamble hereto.

“Disqualification Events” has the meaning set forth in Section 7.5 hereto.

“Effective Date” has the meaning set forth in the preamble hereto.

“Equity Financing” means an equity financing of the Company after the Effective Date, with the principal purpose of raising capital, excluding any equity offering pursuant to an employee benefit plan or the issuance of equity interests to service providers in the ordinary course of business consistent with past practice.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in, or equivalents (regardless of how designated) of, a Person (other than an individual), whether voting or non-voting, and (b) all securities convertible into or exchangeable for any security described in clause (a) or any other security described in this clause (b) and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any such security, whether or not presently convertible, exchangeable or exercisable. For the avoidance of doubt, “Equity Interests” shall not include debt instruments that are convertible into Equity Interests.

“Event of Default” has the meaning set forth in Section 9.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Guarantor ” shall mean each wholly-owned domestic Subsidiary of the Company and any person that from time to time delivers a joinder to this Agreement with respect to the obligations of the Company under the Note Documents.

“Indebtedness” of any Person means without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, (g) all obligations for which such Person is obligated pursuant to any interest rate swap, interest rate cap, interest rate collar or other interest rate hedging agreement or derivative agreements or arrangements and, (h) all guarantees or other contingent obligations of such Person in respect of any of the foregoing.

“Investment” means, with respect to any Person, (a) the purchase or other acquisition of any debt or equity security of any other Person, (b) the making of any loan, advance or capital contribution to any other Person, (c) becoming obligated with respect to a guarantees or other contingent obligation in respect of obligations of any other Person or (d) the acquisition of (i) all or substantially all of the property of, or a line of business or division of, another Person or (ii) at least a majority of the voting of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Lien” means any mortgage, deed of trust, or pledge, security interest, hypothecation, assignment, assigned deposit, arrangement, encumbrance, encroachment, lien (statutory or otherwise), claim, option, reservation or defect of any kind, or preference, or priority, or other security agreement or preferential arrangement of any kind of or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing statement under the UCC, or under the comparable law of any other jurisdiction).

“Loan Party” means the Company and any Guarantor.

“Maturity Date” has the meaning set forth in Section 3.1.

“ Note Documents” means this Agreement, any Notes, any Collateral Document, any joinder and any other agreements or documents executed and delivered in connection with the foregoing.

“Outstanding Balance” has the meaning set forth in Section 3.2.

“Permitted Liens” means (a) Liens created hereunder in favor of the Designated Agent, for the benefit of the Purchasers, (b) Liens securing indebtedness permitted pursuant to Section 8.2(b)(iii) below and (c) Liens securing the payments of taxes, assessments and governmental charges or levies that are not delinquent; (d) bankers Liens’, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business; (e) statutory liens of landlords and deposits in the ordinary course of business consistent with past practices to secure the performance of leases; (f) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business; (g) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (h) Liens securing judgments for the payment of money not constituting an Event of Default, or securing appeal or other surety bonds relating to such judgments; (i) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any non-exclusive license or lease agreement entered into in the ordinary course of business which do not secure any Indebtedness; and (j) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases entered into by the Company or any of its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Purchasers” has the meaning set forth in the preamble hereto.

“Qualified Financing” means a preferred stock financing of the Company after the Effective Date, with the principal purpose of raising capital, and having aggregate cash proceeds of at least $25,000,000, including the Outstanding Balance of the Notes and all accrued but unpaid and uncapitalized interest thereon.

“Qualified Financing Price” has the meaning set forth in Section 5.2.

“Qualified Financing Shares” has the meaning set forth in Section 5.2.

“Requisite Purchasers” means Purchasers holding at least 75% of the Outstanding Balance, in the aggregate, of all Notes issued under this Agreement.

“Secured Obligations” means all money, debts, obligations and liabilities which now are or have been or at any time hereafter may be or become due, owing or incurred by the Company to the Designated Agent or any Purchaser, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, and which, in all instances, arise under, out of, or in connection with this Agreement, any Note, any other Note Document, whether on account of principal, interest (including, without limitation, interest accruing on the Note and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, indemnities, costs, expenses, or otherwise; provided, that for the avoidance of doubt, the Secured Obligations shall not include any obligations of the Company or its Subsidiaries arising out of or in connection with any obligations under any equity documents, including, without limitation, any equity benefits plan, any equities issued pursuant to an employee benefit plan or to service providers in the ordinary course of business, the Stockholders Agreements, the Company’s certificate of incorporation as amended from time to time and/or any document or agreement evidencing the Class B Share Warrants.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled (as determined in accordance with GAAP), or both, by such Person.

“Stockholders Agreements” means, collectively, that certain Investor Rights Agreement, that certain Voting Agreement and that certain Right of First Refusal and Co-Sale Agreement, each dated as of September 8, 2015 and as amended, restated, amended and restated or otherwise modified from time to time, by and among the Company, the stockholders party thereto and the warrantholders party thereto.

“Target Financing Date” means January 31, 2018.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the relevant jurisdiction and as amended from time to time hereafter.

2. NOTE PURCHASE. On the Effective Date, the Company will issue, and the Purchasers will purchase, Notes in an aggregate amount equal to the Note Purchase Amount, subject to the terms and conditions set forth in this Agreement.

3. TERM; INTEREST; REPAYMENT; PREPAYMENT.

3.1 Term. The Notes and all accrued and unpaid interest thereon and any and all other sums payable to the Purchasers hereunder shall be due and payable in full on the earliest to occur of (x) December 1, 2020, (y) the date of the consummation of a Change of Control and (z) the date of any acceleration of the Notes in accordance with Section 9 (the “Maturity Date”).

3.2 Interest; Repayment. Interest on the unpaid principal balance of the Notes (such balance as increased as provided in this Section 3.2, the “Outstanding Balance”) will accrue from October 1, 2017 at the rate of two and a half percent (2.5%) per month, calculated on the basis of a 360 day year and actual days elapsed. Accrued interest shall be added to the Outstanding Balance on a monthly basis on the last day of each calendar month, commencing on October 31, 2017, and no such accrued interest shall be due and payable prior to the Maturity Date. To the extent not previously converted pursuant to Section 5 hereof, the Company will repay the Outstanding Balance plus all accrued and unpaid interest thereon on the Maturity Date.

4. COLLATERAL

4.1 Security Interest. This Agreement constitutes a “security agreement” within the meaning of the UCC. In order to secure payment and performance of the Secured Obligations, each Loan Party hereby grants, collaterally assigns, and pledges to the Designated Agent, for the benefit of the Purchasers, a first-priority security interest in and Lien on all of such Loan Party’s right, title, estate, claim and interest in and to any or all of the items listed on Exhibit C to this Agreement (collectively, the “Collateral”).

4.2 Care of Collateral. The Designated Agent shall have the right, but not the obligation, at any time an Event of Default exists, to pay any taxes or levies on or with respect to the Collateral, which payment shall be made for the account of Company and shall constitute part of the Secured Obligations.

4.3 Financing Statements. At the request of the Designated Agent, each Loan Party will promptly cooperate with the Designated Agent in filing such financing statements, continuation statements, assignments, certificates and other documents with respect to the Collateral, pursuant to the applicable UCC and otherwise, as the Designated Agent may reasonably request in order to enable the Designated Agent to perfect and from time to time to renew the security interest granted, all in form satisfactory to the Designated Agent, and the Company will pay the costs of filing the same in all public offices within the United States where the Designated Agent deems necessary or reasonably desirable.

4.4 Impairment of Collateral. No impairment of, injury to, or loss or destruction of any of the Collateral shall relieve any Loan Party of any of the Secured Obligations, except as may be specifically provided otherwise herein.

4.5 Return of Collateral. Upon payment or conversion in full of the Notes and any other amounts due hereunder, the Designated Agent shall promptly release its security interest in, and return to the Loan Parties all Collateral hereunder.

4.6 Further Assurances. Each Loan Party agrees that at any time and from time to time, at its expense, such Loan Party will promptly execute and deliver all further instruments and documents, and take all further action that the Designated Agent may reasonably request, in order to perfect and protect the security interests granted or purported to be granted hereby and to enable the Designated Agent or any Purchaser to exercise and enforce its rights and remedies hereunder with respect to any Collateral, which instruments and documents shall include, without limitation, any and all necessary or appropriate filings with the U.S. Patent and Trademark Office.

4.7 Designated Agent Appointed Attorney-in-Fact. Subject to Section 4.8, each Loan Party hereby irrevocably appoints the Designated Agent as such Loan Party’s attorney-in-fact, with full authority in the place and stead of such Loan and in its name or otherwise, from time to time in the Designated Agent’s discretion and without notice to the Loan Party, to take any action and to execute any instrument which the Designated Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement and to perfect or continue the perfection of any security interest, including without limitation, to receive, endorse and collect all instruments made payable to the Loan Party representing any interest payment, principal payment or other payment in respect of the Collateral or any part thereof and to give full discharge for the same, and to transfer the Collateral into the name of the Designated Agent or a third party as the UCC permits, when and to the extent permitted by this Agreement. The Designated Agent’s appointment as attorney in fact, and all of Designated Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations have been fully repaid and performed.

4.8 Designated Agent May Perform. Upon the occurrence and during the continuance of an Event of Default, the Designated Agent may exercise the power of attorney granted to it in Section 4.7 to (but shall not be obligated and shall have no liability to any Person for failure to) itself perform, or cause performance of, this Agreement, and the reasonable expenses of the Designated Agent incurred in connection therewith shall be payable by the Company; provided that the Designated Agent may exercise the power of attorney to sign any Loan Party’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred.

4.9 Intellectual Property. As to Collateral in the form of intellectual property (“Intellectual Property Collateral”):

(a) With respect to each item of the Intellectual Property Collateral, each Loan Party agrees to take, at its expense, all commercially reasonable steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority within the United States, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral. No Loan Party shall, without the written consent of the Designated Agent, discontinue use of or otherwise abandon or fail to pursue the registration or maintenance of any Intellectual Property Collateral, other than Intellectual Property Collateral which is not material to the business of the Loan Parties, taken as a whole.

(b) In the event that a Loan Party becomes aware that an item of the Intellectual Property Collateral which is material to the business of the Loan Parties, taken as a whole, is being infringed or misappropriated by a third party, the Company shall promptly notify the Designated Agent and shall take such actions, at its expense, as the Company or the Designated Agent deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(c) Each Loan Party agrees to execute and deliver an agreement, in substantially the form set forth in Exhibit D hereto (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Designated Agent, for the benefit of the Purchasers, in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities within the United States necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(d) Each Loan Party agrees that should it obtain an ownership interest in any items that would constitute Intellectual Property Collateral that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. The Company shall give prompt written notice to the Designated Agent identifying the After-Acquired Intellectual Property, and each applicable Loan Party shall execute and deliver to the Designated Agent an Intellectual Property Security Agreement covering such After-Acquired Intellectual Property, which Intellectual Property Security Agreement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities within the United States necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

4.10 Deposit Accounts. Subject to Section 8.1(h), no Loan Party shall deposit, or cause or permit to be deposited, any cash, checks, drafts or similar items in any deposit accounts other than those with respect to which such Loan Party shall have delivered to the Designated Agent a fully executed account control agreement reasonably acceptable to the Designated Agent (each, an “Account Control Agreement”). Until so deposited all such payments shall be held in trust by the Loan Parties for the Designated Agent and shall not be commingled with any other funds or property of any Person. Unless an Event of Default exists, the Designated Agent will not give notice to any depositary bank pursuant to an Account Control Agreement requiring such bank to disregard further instructions from the applicable Loan Parties. Notwithstanding the foregoing, an Account Control Agreement shall not be required for a payroll account provided that (a) such payroll account is maintained in the ordinary course of business, (b) no monies other than monies to be used to pay payroll shall be kept in such payroll accounts, and (c) the payroll account shall not be funded more than four (4) Business Days prior to the applicable payroll payment date or in an amount greater than the anticipated payroll.

4.11 Pledged Stock. Any Collateral constituting Equity Interests which are represented by certificates (the “Pledged Interests”) shall be promptly delivered to the Designated Agent, together with irrevocable stock powers or similar transfer instruments, executed in blank, for such Pledged Interests. While an Event of Default exists, the Designated Agent shall have the right to vote the Pledged Interests or other Collateral or give consents, waivers or ratifications in respect thereof. Each Loan Party shall deliver to the Designated Agent all non-cash distributions made on or in respect of the Collateral and any distributions made in connection with a liquidation or the return of capital.

5. CONVERSION. The Outstanding Balance plus accrued interest is convertible on the following basis:

5.1 Optional Conversion. At any time after the Target Financing Date has occurred until the Notes of such Purchaser have been fully paid in cash or converted into preferred stock in accordance herewith, each Purchaser shall have the right to convert all or any portion of the Notes held by such Purchaser into a number of Class B Shares equal to (i) the Outstanding Balance of the Notes to be converted plus any accrued but unpaid and uncapitalized interest thereon divided by (ii) the Conversion Price. Upon each such conversion, the Purchaser receiving Class B Shares shall be entitled to the rights and privileges, including, without limitation, voting rights, registration rights, liquidation preferences and other rights, with respect to such Class B Shares as set forth in the Company’s certificate of incorporation. The Purchasers shall exercise such right to convert by (i) surrendering to the Company the Note to be converted, (ii) delivering an executed conversion notice in substantially the form attached as Exhibit A to such Note and (iii) if such Purchaser is not party to the Stockholders Agreements, delivering joinders or such other documents as are reasonably necessary to become a party to the Stockholders Agreements. The Company shall deliver the Class B Shares to a Purchaser within five business days after such Purchaser complies with the immediately preceding sentence.

5.2 Automatic Conversion Upon Qualified Financing. If a Qualified Financing occurs on or prior to the Target Financing Date, the Outstanding Balance of the Notes, plus accrued interest thereon, shall automatically be converted into a number of shares of the class of preferred stock issued in such Qualified Financing (the “Qualified Financing Shares”) on the date that aggregate cash proceeds of $25,000,000 or greater have been received by the Company pursuant to the Qualified Financing equal to (i) the Outstanding Balance of the Notes to be converted plus any accrued but unpaid and uncapitalized interest thereon divided by (ii) the original issue price of the Qualified Financing Shares (it being understood that such original issue price shall not exceed a maximum price of $6.00 per share, and if such original issue price exceeds $6.00 per share, for purposes of this calculation, the original issue price shall be deemed to be $6.00 per share (in each case as adjusted pursuant to Section 5.6)) (the “Qualified Conversion Price”). The Company shall provide the Purchasers with at least ten calendar days’ prior written notice of the anticipated occurrence of any Qualified Financing and the Purchasers shall irrevocably confirm (in writing, delivered to the Company at least three business days prior to the consummation thereof) their intention to effect the conversion in accordance with the terms hereof. The Company shall deliver the Qualified Financing Shares to the Purchasers concurrently with consummation of the Qualified Financing. Within ten business days after request by the Company, any Purchaser that is not party to the Stockholders Agreements shall deliver joinders or such other documents as are reasonably necessary for such Purchaser to become a party to the Stockholders Agreements.

5.3 Automatic Conversion with Requisite Purchaser Consent. If, on or prior to the Target Financing Date, the Company consummates an Approved Financing, then upon the election of the Requisite Purchasers (in their sole discretion) pursuant to the following sentence, the Outstanding Balance of the Notes, plus accrued interest thereon, shall automatically be converted into a number of shares of the class of preferred stock issued in such Approved Financing (the “Approved Financing Shares”) on the date that aggregate cash proceeds of $17,500,000 or greater have been received by the Company pursuant to the Approved Financing, equal to (i) the Outstanding Balance of the Notes to be converted plus any accrued but unpaid and uncapitalized interest thereon divided by (ii) the original issue price of the Approved Financing Shares (it being understood that such original issue price shall not exceed a maximum price of $6.00 per share, and if such original issue price exceeds $6.00 per share, for purposes of this calculation, the original issue price shall be deemed to be $6.00 per share (in each case as adjusted pursuant to Section 5.6)) (the “Approved Conversion Price”). The Company shall provide the Purchasers with at least ten calendar days’ prior written notice of the anticipated occurrence of any Approved Financing, and the Purchasers shall irrevocably confirm (in writing, delivered to the Company at least three business days prior to the consummation thereof) their election to effect the conversion in accordance with the terms hereof. The Company shall deliver the Approved Financing Shares to the Purchasers concurrently with consummation of the Approved Financing. Within ten business days after request by the Company, any Purchaser that is not party to the Stockholders Agreements shall deliver joinders or such other documents as are reasonably necessary for such Purchaser to become a party to the Stockholders Agreements.

5.4 Repayment or Optional Conversion After Target Financing Date. If, after the Target Financing Date, the Company consummates an Equity Financing of the Company, then the Notes will, be due and payable in full in cash on the date of consummation of such Equity Financing unless a Purchaser elects, at its option, to convert the Outstanding Balance of its Notes, plus accrued but unpaid and uncapitalized interest thereon, into a number of shares of the class of equity interests issued in such Equity Financing (“Other Financing Shares”) equal to (i) the Outstanding Balance of the Notes to be converted plus any accrued but unpaid and uncapitalized interest thereon divided by (ii) the original issue price of the Other Financing Shares. The Company shall provide the Purchasers with at least ten calendar days’ prior written notice of the anticipated occurrence of any Equity Financing. The Purchasers shall exercise such right to convert by (i) surrendering to the Company the Note to be converted, (ii) delivering an executed conversion notice in substantially the form attached as Exhibit A to such Note and (iii) if such Purchaser is not party to the Stockholders Agreements, delivering joinders or such other documents as are reasonably necessary to become a party to the Stockholders Agreements. The Company shall deliver the Other Financing Shares to a Purchaser within five business days after such Purchaser complies with the immediately preceding sentence.

5.5 Conversion or Repurchase Upon Change of Control. If, prior to consummation of a Qualified Financing, a Change of Control occurs, then each Purchaser may elect, at its option, to (a) convert the Outstanding Balance of its Notes, plus accrued but unpaid and uncapitalized interest thereon, into Class B Shares at the Conversion Price or (b) require the Company to repurchase the Notes at a repurchase price equal to 150% of the Outstanding Balance of such Notes, plus accrued but unpaid and uncapitalized interest thereon, in cash on the date of consummation of such Change of Control. The Company shall provide the Purchasers with at least ten business days’ prior written notice of the occurrence of any Change of Control.

The Purchasers shall exercise such right to convert by, prior to the consummation of such Change of Control, (i) surrendering to the Company the Note to be converted, (ii) delivering an executed conversion notice in substantially the form attached as Exhibit A to such Note and (iii) if such Purchaser is not party to the Stockholders Agreements, delivering joinders or such other documents as are reasonably necessary to become a party to the Stockholders Agreements. Any such conversion shall be effective immediately prior to, but contingent upon, such Change of Control.

5.6 Adjustment of Conversion Price. In the event of any recapitalization, stock split, stock dividend, reverse stock split, issuance of capital stock of the Company after the date hereof, distribution by the Company upon its capital stock or similar event, the Company, and the Purchasers shall negotiate in good faith to adjust the Conversion Price or original issue price, as applicable, to equitably preserve the value of the Notes and the value of the Equity Interests into which the Notes convert after giving effect to such recapitalization, stock split, stock dividend, reverse stock split, issuance, distribution or similar event.

5.7 Reservation of Securities. The Company shall reserve, until all Notes have been fully repaid or converted into securities in accordance with this Agreement, such Class B Shares, any Qualified Financing Shares, any Approved Financing Shares or any Other Financing Shares, as applicable, as each Purchaser is entitled to receive upon conversion of such Purchaser’s Notes. Prior to the issuance of any Class B Shares, any Qualified Financing Shares, any Approved Financing Shares or any Other Financing Shares (or any instrument exercisable for or converted into Equity Interests) and whenever otherwise required, the Company will amend its certificate of incorporation to ensure that there is a sufficient quantity of such Equity Interests into which each Note can be converted.

6. REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES. Each Loan Party hereby represents and warrants to the Purchasers on the date hereof as follows:

6.1 Organization, Good Standing and Qualification. Each Loan Party is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of its jurisdiction of formation and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. Each Loan Party is qualified to do business as a foreign corporation in each jurisdiction where failure to be so qualified would have a material adverse effect on the financial condition, business, or operations of the Loan Parties taken as a whole.

6.2 Capitalization.

(a) Company Capitalization. The authorized capital of the Company immediately prior to the Effective Date consists of (i) 18,753,596 shares of preferred stock, par value $0.0001 per share, of which (A) 6,253,596 shares have been designated Series A Preferred Stock, 5,593,154 of which are issued and outstanding, and (B) 12,500,000 shares have been designated Series B Preferred Stock, 6,792,000 of which are issued and outstanding, and (ii) 28,500,000 shares of Common Stock, par value $0.0001 per share, of which 7,930,831 (including 429,322 shares subject to repurchase by the Company) are issued and outstanding. Under (i) the Company’s 2009 Option and Profits

Interest Plan, (A) vested and unvested options to purchase 92,500 shares of Common Stock have been granted and are currently outstanding, and (B) no Common Stock remains available for issuance, and (ii) the Company’s 2015 Stock Incentive Plan, 1,722,018 shares of Common Stock are reserved for issuance to officers, directors, employees and consultants of the Company, 1,251,298 of which have been granted or are currently outstanding.

(b) Options, Warrants, Reserved Shares. The Company has reserved 5,669,804 of its Class B Shares for possible issuance upon the conversion of the Notes issued hereunder and the exercise of the Class B Share Warrants (the “Conversion Shares”). Except as described in this Section 6.2, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the capital stock of the Company. Apart from the exceptions noted in this Section 6.2 and apart from repurchase rights (a) of the Company over shares of Common Stock pursuant to customary repurchase arrangements or the Company’s organizational documents and (b) under the Stockholders Agreements, no shares (including the Conversion Shares) of the Company’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options or other stock issuable by the Company, are subject to any rights of first refusal or other rights to purchase such stock, pursuant to any agreement or commitment of the Company.

6.3 Subsidiaries. Except as set forth on Schedule 6.3 attached hereto, the Company does not have any Subsidiaries, and each such Subsidiary is wholly owned (directly or indirectly) by the Company.

6.4 Due Authorization; Consents. All corporate action on the part of each Loan Party and its officers, directors and stockholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of such Loan Party under this Agreement and the other Note Documents, (b) the authorization, issuance, execution and delivery of the Notes by the Company and (c) the authorization, issuance, reservation for issuance and delivery by the Company of all of the equity securities issuable upon conversion of the Outstanding Balance (and the securities issuable upon conversion thereof) has been taken. This Agreement, the Intellectual Property Security Agreements and each of the Notes constitutes a valid and binding obligation of the Loan Parties party thereto, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. All consents, approvals and authorizations of, and registrations, qualifications and filings with, any federal or state governmental agency, authority or body, or any third party, required in connection with the execution, delivery and performance of this Agreement, the Notes and the other Note Documents and the consummation of the transactions contemplated hereby and thereby have been obtained; provided, however, that with respect to any required filings under Regulation D or any other federal or state securities filings, the Company will make such filings within fifteen business days after the Effective Date.

6.5 Valid Issuance of Stock. The outstanding shares of the capital stock of each Loan Party are duly and validly issued, fully paid and non-assessable, and such shares of such capital stock, and all outstanding options and other securities of each Loan Party have been issued in full compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Act”), and the registration and qualification requirements of all applicable state securities laws, or in compliance with applicable exemptions therefrom, and all other provisions of applicable federal and state securities laws, including, without limitation, anti-fraud provisions.

6.6 Compliance with Other Instruments. The authorization, execution and delivery of this Agreement, the issuance and delivery of the Notes, the execution and delivery of any other Note Document and the performance of all obligations hereunder and thereunder, will not constitute or result in a breach, default or violation of any law or regulation applicable to any Loan Party or any material term or provision of the Company’s current certificate of incorporation or bylaws (or any comparable organization document of any Loan Party) or any material agreement or instrument by which any Loan Party is bound or to which its properties or assets are subject.

6.7 Investment Company Act. Neither the Company nor any other Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

6.8 Ownership of Properties.

(a) Each Loan Party and each of its Subsidiaries has valid and legal title to, or valid leasehold interests in, all property necessary or used in the ordinary conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition, business, or operations of the Loan Parties taken as a whole.

(b) Each Loan Party owns, or is licensed or otherwise has the right to use, all intellectual property necessary to conduct its business as currently conducted except for such intellectual property the failure of which to own or have a license or other right to use would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the financial condition, business, or operations of the Loan Parties taken as a whole. To the knowledge of each Loan Party, (a) the conduct and operations of the businesses of each Loan Party do not, and the anticipated products and intellectual property applications of the Loan Parties will not, infringe upon, misappropriate, dilute or violate any intellectual property owned by any other Person and (b) no other Person has contested any right, title or interest of any Loan Party in any Intellectual Property Collateral or any anticipated products and applications derived or expected to be derived therefrom.

(c) The property of each Loan Party and each of its Subsidiaries is subject to no Liens other than Permitted Liens.

6.9 Other Security Interests. No Loan Party has heretofore assigned or granted a security interest in any of the Collateral, has not otherwise suffered or permitted to exist any Lien on the Collateral, and will not hereafter assign or grant a security interest in or suffer or permit any Lien on all or any portion of the Collateral other than Permitted Liens.

7. REPRESENTATIONS AND WARRANTIES OF PURCHASERS. Each Purchaser represents and warrants to the Company as follows:

7.1 Investigation; Economic Risk. Each Purchaser acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company with its officers. Each Purchaser further acknowledges having had access to information about the Company that it has requested. Each Purchaser acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement. Each Purchaser further acknowledges that it has obtained its own attorneys, business advisors and tax advisors as to legal, business and tax advice (or has decided not to obtain such advice) and has not relied on the Company for such advice.

7.2 Purchase for Own Account. Each Note issued to each Purchaser and the securities issuable upon exercise or conversion thereof will be acquired by such Purchaser for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

7.3 Exempt from Registration; Restricted Securities. Each Purchaser understands that the sale of the Notes will not be registered under the Act on the grounds that the sale provided for in this Agreement is exempt from registration under of the Act, and that the reliance of Holdings on such exemption is predicated in part on each Purchaser’s representations set forth in this Agreement. Each Purchaser understands that the Notes and the securities issuable upon exercise or conversion thereof are restricted securities within the meaning of Rule 144 under the Act, and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

7.4 Accredited Investor. Each Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission.

7.5 Foreign Investors. If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Notes or any use of this Agreement or the Stockholder Agreements, including (i) the legal requirements within its jurisdiction for the purchase of the Notes, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Notes or any equity securities which the Notes may be converted into pursuant to the terms hereof. The Company’s offer and sale and Purchaser’s acquisition of and payment for and continued beneficial ownership of the Notes or any equity securities which the Notes may be converted into pursuant to the terms hereof will not violate any applicable securities or other laws of such Purchaser’s jurisdiction.

7.6 No “Bad Actor” Disqualification Events. Neither (i) Purchaser, (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act held by the Purchaser is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“ Disqualification Events”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of a Closing in writing in reasonable detail to the Company.

8. COVENANTS. The following covenants shall apply so long as any Notes remain outstanding:

8.1 Affirmative Covenants. The Company covenants, for so long as this Agreement is in effect or any Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted) remain outstanding:

(a) upon one business day’s prior notice (provided no notice is required if an Event of Default has occurred and is continuing), the Designated Agent or its agents shall have the right to inspect the Collateral and to audit and copy the Company’s books and records during the Company’s regular business hours;

(b) (i) the Company shall at all times insure all of the tangible personal property Collateral and carry such other business insurance as is customary for companies similarly situated to the Company; and (ii) within 30 days after the Effective Date, all property policies will have a lender’s loss payable endorsement showing the Designated Agent as a lender loss payee and all liability policies will show the Designated Agent as an additional insured and provide that the insurer must give the Designated Agent at least twenty (20) days notice before canceling its policy;

(c) the Company will file, when due, all income and other material tax returns and reports required by applicable law, and will pay when due, all income and other material taxes, assessments, deposits and contributions now or in the future owed (except for taxes and assessments being contested in good faith with adequate reserves under GAAP);

(d) the Company will comply, in all material respects, with all applicable laws, rules and regulations;

(e) as soon as available, but not later than 210 days after the end of each fiscal year, the Company will deliver annual audited (unless the Designated Agent agrees in its reasonable discretion that such financial statements may be unaudited) and certified consolidated balance sheets and related statements of income and stockholders’ equity, prepared in accordance with GAAP, together with a comparison in reasonable detail to the prior year’s audited financial statements;

(f) promptly after the occurrence thereof, the Company will notify the Purchasers of the occurrence of any Event of Default or any event which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition, business, or operations of the Loan Parties taken as a whole;

(g) the Company promptly will promptly deliver such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Note Documents, as any Purchaser may from time to time reasonably request; and

(h) within 30 calendar days after the Effective Date, the Company will deliver Account Control Agreements with respect to its deposit accounts existing on the Effective Date for which an Account Control Agreement is required pursuant to Section 4.10.

8.2 Negative Covenants. Neither the Company nor any Subsidiary shall, without the prior written consent of the Designated Agent, take any of the following actions:

(a) create, incur, assume or suffer to exist any Lien on or with respect to any of its assets constituting Collateral, whether now owned or hereafter acquired, except Permitted Liens;

(b) create, incur, assume or suffer to exist any Indebtedness or any guarantees or other contingent obligations with respect thereto, except (i) the Notes issued hereunder, (ii) debt existing on the Effective Date and disclosed to the Purchasers and (iii) other debt in an aggregate amount outstanding not to exceed $50,000;

(c) merge into or consolidate with any Person or permit any Person to merge into it, or enter into any transaction which would constitute a Change of Control, except that any Subsidiary may merge into the Company so long as the Company is the surviving entity;

(d) sell, lease, license, transfer or otherwise dispose of (i) all or substantially all of its assets or (ii) any of its material assets outside of the ordinary course of business;

(e) form any Subsidiaries or make any Investments except for (i) Investments existing on the Effective Date, (ii) cash or cash equivalents, (iii) deposit accounts with respect to which the Company has delivered to the Designated Agent a fully executed Account Control Agreement, (iv) extensions of trade credit in the ordinary course of business, and (v) Investments between or among the Loan Parties;

(f) (i) declare or pay any dividends or make other distributions in respect of its Equity Interests other than dividends payable solely in the form of additional securities and dividends by any Subsidiary of the Company to the Company or (ii) redeem or repurchase any Equity Interests of the Company other than pursuant to equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services;

(g) solely with respect to the Company, issue any class or series of shares of Equity Interests in the Company requiring any cash payment prior to the payment in full or conversion in full of the Notes, other than pursuant to any conversion of the Notes in accordance with the terms of this Agreement and in connection with an exercise of the Class B Share Warrants;

(h) amend or waive (i) its certificate of incorporation, bylaws or other organizational documents in a manner materially adverse to the Purchasers or (ii) the Stockholders Agreements other than as required in connection with this Agreement or in connection with an Equity Financing;

(i) enter into any transaction or arrangement with any Affiliate of the Loan Party or any Subsidiary except (i) in the ordinary course of business and pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary; provided that such transaction shall be upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary, (ii) the transactions under the Note Documents, (iii) the Stockholders Agreements, (iv) payment of compensation and benefits (including equity incentive plans, employee benefit plans and arrangements and customary indemnities) to officers, directors and employees of the Loan Parties or another Subsidiary as approved by the Company’s Board of Directors, (v) as permitted by Section 8.2(e) or 8.2(f) and (vi) consisting of an Equity Financing;

(j) engage in any line of business other than the businesses engaged in on the Effective Date and businesses reasonably related thereto;

(k) change its name, type of organization, jurisdiction of organization, organizational identification number or location from those as of the Effective Date without first giving at least 10 days’ prior written notice to the Designated Agent and taking all action reasonably required by the Designated Agent for the purpose of perfecting or protecting the security interest granted by this Agreement; or

(l) sell, transfer or otherwise dispose of any capital stock of any direct or indirect Subsidiary (or cause or permit any direct or indirect Subsidiary to sell, transfer or otherwise dispose of any capital stock of any direct or indirect Subsidiary), or cause or permit any direct or indirect Subsidiary to sell, lease, transfer, or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such Subsidiary to a non-Affiliate.

8.3 Use of Proceeds. The Company shall use the proceeds of the Note Purchase to fund working capital requirements of the Company and for other general corporate purposes. No proceeds will be used to repay any existing indebtedness for borrowed money, in each case, without the prior written consent of Requisite Purchasers. No proceeds will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations T, U or X of the Board of Governors of the Federal Reserve System.

9. DEFAULT.

9.1 For purposes of this Agreement, the term “Event of Default” shall mean any of the following:

(a) any Loan Party shall fail to pay any (i) principal of or interest on any Note when the same shall be due and payable, or (ii) any other amounts payable hereunder or under any other Note Document within three business days of the same becoming due and payable;

(b) the Company fails to comply with its obligation to convert the Notes as described in this Agreement, and such default continues for a period of three business days;

(c) (i) any Loan Party shall default under any agreement under which any Indebtedness in an aggregate principal amount then outstanding of $50,000 or more is created in a manner entitling the holder of such Indebtedness or a trustee to accelerate the maturity of such Indebtedness or (ii) any Loan Party shall fail to make any payment when due (after any applicable notice or grace period) under any Indebtedness in an aggregate principal amount then outstanding of $50,000 or more;

(d) any representation or warranty made by any Loan Party under or in connection with this Agreement shall prove to have been incorrect in any material respect when made;

(e) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement, any Note, any Intellectual Property Security Agreement or any other Note Document and, in the case of the covenants and agreements set forth in Sections 4.9, 4.10, 4.11 or 8.1(b)(i), (c) or (d), such failure to perform continues for a period of 15 business days after the earlier of (i) any Loan Party obtaining knowledge thereof or (ii) receipt by the Company of written notice thereof from the Designated Agent or any Purchaser;

(f) the filing of a petition in bankruptcy or under any similar insolvency law by any Loan Party, the making of an assignment for the benefit of creditors, or if any involuntary petition in bankruptcy or under any similar insolvency law is filed against any Loan Party and such petition is not dismissed within sixty (60) days after the filing thereof; or

(g) (i) any material provision of any Note Document, at any time after its execution and delivery and for any reason other than satisfaction in full of all the Secured Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Note Document; or any Loan Party denies that it has any or further liability or obligation under any Note Document or purports to revoke, terminate or rescind any material provision of any Note Document; or (ii) any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on any portion of the Collateral purported to be covered thereby.

9.2 After the occurrence and during the continuance of an Event of Default, the Designated Agent may, at its option, and at the direction of the Requisite Purchasers shall, accelerate repayment of the Outstanding Balance payable (but if an Event of Default described in Section 9.2(f) occurs, the Outstanding Balance is immediately due and payable without any action by the Designated Agent) in which case the Outstanding Balance and all accrued and unpaid interest thereon and all other amounts due hereunder and under the other Note Documents shall be due and payable immediately. After the occurrence and during the continuance of any Event of Default, the Designated Agent, on behalf of the Purchasers, may, without notice or demand do any or all of the following: (a) settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Designated Agent considers advisable; (b) notify account debtors that payments are to be made directly and exclusively to the Designated Agent; (c) make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral (and the Company will reasonably cooperate with the Designated Agent accordingly); (d) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell or otherwise dispose the Collateral; (e) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; (f) exercise any other rights and remedies permitted by the UCC or other applicable law. All of the Designated Agent’s rights and remedies under this Agreement or any other agreement between Purchasers and the Company are cumulative. The Company waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Designated Agent on which the Company is liable.

10. CONDITIONS PRECEDENT. This Agreement shall become effective and binding upon the parties hereto only on the Effective Date if the following conditions precedent have been satisfied:

(a) The Purchasers shall have received (i) a counterpart of this Agreement signed on behalf of each party hereto, (ii) a Note payable to each Purchaser signed by the Company, and (iii) an Intellectual Property Security Agreement signed by each Loan Party that owns Intellectual Property Collateral, in each case, in form and substance satisfactory to the Purchasers;

(b) The Purchasers shall have received Class B Share Warrants, duly authorized, executed and delivered by the Company, exercisable for an aggregate amount of 500,000 of the Class B Shares;

(c) The Purchasers shall have received proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Designated Agent may deem reasonably necessary in order to perfect and protect the first priority liens and security interests created hereunder covering the Collateral described herein;

(d) The Purchasers shall have received certified copies of the resolutions of the Board of Directors of the Company approving this Agreement, the transactions contemplated hereby and each Note Document to which it is or is to be a party;

(e) The Purchasers shall have received results of a recent lien search with respect to the Loan Parties, and such search report shall reveal no liens on any of the Collateral other than Permitted Liens;

(f) The Company shall have paid or caused to be paid by means of a deduction from the Note Purchase Amount such reasonably incurred fees and expenses of the Purchasers in connection with the negotiation and preparation of the Note Documents, including the reasonable and documented fees and expenses of counsel to the Purchasers, up to a maximum of $100,000;

(g) The Company shall have filed an amendment to the Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware;

(h) The Purchasers shall have received the documents specified on the Closing Checklist attached hereto as Exhibit E and such other documents as any Purchaser shall have reasonably requested in connection with this Agreement and the other Note Documents; and

(i) The Company shall have received, by payment of wire transfer of readily available funds to the account designated by the Company, the Note Purchase Amount less any deduction made in accordance with Section 10(f).

11. GUARANTEES.

11.1 Guarantees.

(a) Each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to each Purchaser and its successors and assigns the full and punctual payment when due and full and punctual performance within applicable grace periods of all Secured Obligations (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any Default under this Agreement or the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Purchaser or the Designated Agent to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Agreement, the Note Documents or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, the Notes or any other agreement; (iv) the release of any security held by any Purchaser or the Designated Agent for the Guaranteed Obligations or any of them; (v) the failure of any Purchaser or the Designated Agent to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Guarantor.

(c) Each Guarantor further agrees that its guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Purchaser or the Designated Agent to any security held for payment of the Guaranteed Obligations.

(d) Except as expressly set forth in this Article 11, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than the defense of payment in full of the Secured Obligations). Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Purchaser or the Designated Agent to assert any claim or demand or to enforce any remedy under this Agreement, the Note Documents or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(e) Except as otherwise provided herein, each Guarantor agrees that its guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Purchaser or the Designated Agent upon the bankruptcy or reorganization of the Company or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Purchaser or the Designated Agent has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Designated Agent, forthwith pay, or cause to be paid, in cash, to the Purchasers or the Designated Agent an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations required under the Note Documents (but only to the extent not prohibited by law) and (iii) all other monetary obligations of the Company to the Purchasers and the Designated Agent required under the Note Documents.

(g) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Purchasers in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Purchasers and the Designated Agent, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 9 for the purposes of any guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 9 of this Agreement, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 11.1.

(h) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorney’s fees and expenses) incurred by the Designated Agent or any Purchaser in enforcing any rights under this Section 11.1.

(i) Upon request of the Designated Agent, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

11.2 Limitation on Liability. Any term or provision of this Agreement to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Agreement, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

12. MISCELLANEOUS.

12.1 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of New York without regard to provisions regarding choice of laws. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Note Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the Company, the Designated Agent and the Purchasers irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Note Documents or the actions of the Designated Agent or any Purchaser in the negotiation, administration, performance or enforcement thereof.

12.2 Successors and Assigns.

(a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. Without the prior written consent of the Requisite Purchasers, the Company may not assign any of its rights or obligations under this Agreement, any Note, any Intellectual Property Security Agreement or any other Note Document, and any such purported assignment shall be void. Each Purchaser, so long as no Event of Default has occurred and is continuing, with the consent of the Company (not to be unreasonably withheld), may assign or grant a participation in its Note or its rights and obligations hereunder or under any Note; provided, that (i) no such consent shall be required in connection with any assignment to another Purchaser, an Affiliate of a Purchaser or any shareholder of Holdings, (ii) with respect to any assignment, Purchaser or any registered assign, as applicable, shall provide to the Company the relevant documentation effecting the assignment and, for the avoidance of doubt, no such assignment shall be effective until recorded in the Register in accordance with Section 12.2(b) and (iii) with respect to any grant of a participation, the Purchaser or registered assign that grants such participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of the participant and the principal amounts (and stated interest) of the participant’s interest in the Note.

(b) The Company shall maintain a copy of the assignment documentation provided to it by any Purchaser (or any registered assign) and a register for the recordation of the names and addresses of the Purchasers, and the principal amounts (and stated interest) of each Note owing to each Purchaser (or any registered assign) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company and each Purchaser (and registered assign) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Purchaser (or registered assign) at any reasonable time and from time to time upon reasonable prior notice).

12.3 Entire Agreement. This Agreement, the Notes, the Collateral Documents, the other Note Documents and the Exhibits and Schedules hereto and thereto (all of which are hereby expressly incorporated herein by this reference) constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

12.4 Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by e-mail or by facsimile) to the address, e-mail address or facsimile telephone number set forth beneath the name of such party on its signature page to this Agreement (or to such other address, e-mail address or facsimile telephone number as such party will have specified in a written notice given to the other parties hereto).

12.5 Amendments and Termination. Any term of this Agreement and any other Note Document may be amended only with the written consent of the Company, the Designated Agent and the Requisite Purchasers. However, no amendment may, without the consent of all affected Purchasers (a) reduce the percentage of Purchasers required to take or approve any action hereunder or thereunder; (b) reduce the amount or change the time of payment of any amount owing or payable with respect to any Note or change the rate of interest or the manner of calculation of interest payable with respect to any Note; (c) release the securities interest granted in respect of all or substantially all of the Collateral for the Notes, or modify the manner of payment or the order of priorities in which payments or distributions hereunder will be made as between the Purchasers and the Company or as among the Purchasers; (d) alter or modify in any respect, or waive, the provisions with respect to the conversion or redemption of the Notes; or (e) consent to any assignment of the Company’s rights under the Note Documents. The Collateral Documents shall terminate automatically upon the conversion of the Notes in full pursuant to the terms hereof or when the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full.

12.6 Titles and Subtitles. The titles of the sections and clauses of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

12.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Delivery by telecopier or e-mail of an executed counterpart of a signature page shall be effective as delivery of an original executed counterpart.

12.8 Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

12.9 Expenses. The Company agrees to reimburse the Designated Agent on demand for the reasonable costs and expenses of one counsel for the Designated Agent actually incurred in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Note Documents; provided, that the Company’s obligation to pay costs and expenses of the Designated Agent (including, without limitation, the reasonable costs and expenses of counsel thereof) in connection with the preparation, execution and delivery of this Agreement, the Notes and the other Note Documents on or prior to the date hereof shall be subject to the limit set forth in Section 10(f); and (ii) all costs and expenses of the Designated Agent and each Purchaser in connection with the enforcement of the Note Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including the reasonable fees and expenses of counsel for the Designated Agent and each Purchaser with respect thereto).

12.10 Agent. Each of the Purchasers hereby irrevocably appoints the Designated Agent as its agent, and the Designated Agent accepts such appointment, and each of the Purchasers authorizes the Designated Agent to take such actions on its behalf and to exercise such powers as are delegated to the Designated Agent by the terms of the Note Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Designated Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Purchasers with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the other Note Documents. Without limiting the generality of the foregoing, the Designated Agent shall have the sole and exclusive right and authority (to the exclusion of the Purchasers), and is hereby authorized by the Purchasers as provided in this Agreement and the other Note Documents or as directed in writing by the Requisite Purchasers, to take and exercise all actions in connection with the Collateral and any other exercise of remedies hereunder or thereunder. None of the Designated Agent or any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Note Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct as determined in a final non- appealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Purchaser for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Note Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Designated Agent under or in connection with, this Agreement or any other Note Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Note Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Note Document to perform its obligations hereunder or thereunder. The Designated Agent shall not be under any obligation to the Purchasers to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Note Document, or to inspect the properties, books or records of any Loan Party or Affiliate of any Loan Party.

12.11 Allocation of Payments. The Purchasers acknowledge that the Notes are pari passu obligations against each of the other Notes. Each payment of interest or principal on the Notes shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid balances of principal outstanding thereunder. If any Purchaser shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest under any of his, her or its Notes or other obligations hereunder in an amount in excess of his, her or its pro rata share thereof as provided herein, then such Purchaser shall forthwith pay such excess to the Designated Agent which amount the Designated Agent shall thereupon pay to the Purchasers on a pro rata basis.

12.12 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Purchaser shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Notes or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Purchasers exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

12.13 Certain Tax Matters. Any and all payments by or on account of any obligation of the Company under the Notes or this Agreement shall be made without deduction or withholding for any taxes, levies, imposts, duties, deductions, withholdings or assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), except as required by applicable law. If the Company is required by applicable law to withhold or deduct any Taxes from any such payment, then the Company shall withhold or deduct such Taxes, the Company shall timely pay the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law, and the sum payable by the applicable Loan Party shall be increased as necessary so that after deduction or withholding has been made for any such Tax (other than any such Tax that is an income Tax), including such deductions or withholdings applicable to additional sums payable under this Section 12.13, the applicable recipient receive an amount equal to the sum it would have received had no such deduction or withholding been made. Notwithstanding the foregoing, the increase of the sum payable described in the immediately preceding sentence shall not be required with respect to payments by or on account of any obligation of the Company under the Notes or this Agreement for Taxes withheld or deducted from such payments (A) to the extent such Taxes result from the failure of the applicable recipient to provide to the Company (i) a valid properly executed IRS Form W-9 (if such recipient is a U.S. person for U.S. federal income tax purposes) or (ii) a valid properly executed appropriate IRS Form W-8 (if such recipient is not a U.S. person for U.S. federal income tax purposes) establishing a complete exemption from U.S. federal tax withholding to the extent it is legally entitled to do so or (B) in the case of a Purchaser (or registered assign) that is not a U.S. person for U.S. federal income tax purposes, to the extent such Taxes are U.S. federal withholding Taxes imposed on amounts payable to or for the account of such person with respect to an applicable interest in a Note pursuant to a law in effect on the date on which (i) such person acquires such interest in the Note or (ii) such person changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office. The Company agrees to pay any and all stamp, court or documentary, intangible, recording, filing or similar Taxes that arise in respect of this Agreement or the Note.

12.14 ORIGINAL ISSUE DISCOUNT LEGEND. THE NOTES HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE NOTES MAY BE OBTAINED BY WRITING TO THE DESIGNATED AGENT AT ITS ADDRESS AS SPECIFIED IN SECTION 12.4 OF THIS AGREEMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase and Security Agreement to be effective as of the date first above written.

KODIAK SCIENCES INC.

By:	/s/ Victor Perlroth, M.D.
Name: Victor Perlroth, M.D.
Title: Chairman and CEO

Address: 2361 Hanover Street
Palo Alto California 94304

KODIAK SCIENCES FINANCING CORPORATION

By:	/s/ Victor Perlroth, M.D.
Name: Victor Perlroth, M.D.
Title: Authorized Signatory

Address: 2361 Hanover Street
Palo Alto California 94304

[Signature Page to Convertible Note Purchase and Security Agreement]

BAKER BROS. ADVISORS LP,
as the Designated Agent

By:	/s/ Scott Lessing
Scott Lessing
President

Address Before November 1, 2017:
667 Madison Avenue, 21st Floor
New York, NY 10065
Attn: Scott Lessing

Address as of November 1, 2017:
860 Washington St., 10th Floor
New York, NY 10014
Attn: Scott Lessing

[Signature Page to Convertible Note Purchase and Security Agreement]

667, L.P.,
as a Purchaser

By: BAKER BROS. ADVISORS LP,
management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:	/s/ Scott Lessing
Scott Lessing
President

Address before November 1, 2017:
c/o Baker Bros. Advisors LP 667 Madison Avenue, 21st Floor
New York, NY 10065
Attn: Scott Lessing

Address as of November 1, 2017:
c/o Baker Bros. Advisors LP 860 Washington St., 10th Floor
New York, NY 10014
Attn: Scott Lessing

[Signature Page to Convertible Note Purchase and Security Agreement]

BAKER BROTHERS LIFE SCIENCES, L.P.,
as a Purchaser

By: BAKER BROS. ADVISORS LP,
management company and investment adviser to Baker Brothers Life Sciences, LP., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By:	/s/ Scott Lessing
Scott Lessing
President

Address before November 1, 2017:
c/o Baker Bros. Advisors LP 667 Madison Avenue, 21st Floor
New York, NY 10065
Attn: Scott Lessing

Address as of November 1, 2017:
c/o Baker Bros. Advisors LP 860 Washington St., 10th Floor
New York, NY 10014
Attn: Scott Lessing

[Signature Page to Convertible Note Purchase and Security Agreement]

DUSTIN A. MOSKOVITZ TRUST,
as a Purchaser

By:	/s/ Dustin A. Moskovitz
Name: Dustin A. Moskovitz
Title: Trustee

Address:	394 Pacific Ave, 2nd Floor
San Francisco, CA 94111

[Signature Page to Convertible Note Purchase and Security Agreement]

MACRO CONTINENTAL, INC., as a Purchaser

By:	/s/ Carlos A. Gonzalez May
Name: Carlos A. Gonzalez May
Title: Director

Address:	c/o Rivas Capital LLC
222 Third St., Ste 3211
Cambridge, MA 02142

[Signature Page to Convertible Note Purchase and Security Agreement]

SIGMA EMERGING MARKETS LTD.,
as a Purchaser

By:	/s/ Rafael Urquia II
Name: Rafael Urquia II
Title: Secretary

Address:	OMC Chambers, Wickhams Cay 1
Road Town, Tortola
British Virgin Islands
Attn.: Mr. Jaime J. Montealegre

[Signature Page to Convertible Note Purchase and Security Agreement]

SCHEDULE 6.3

Subsidiaries

Kodiak Sciences Financing Corporation

Kodiak Sciences GmbH

Schedule 6.3-2